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                                  Exhibit 2.2

                              AGREEMENT OF MERGER


         AGREEMENT OF MERGER, dated September 1, 1994, between Phillips & Jacobs, Incorporated, a Pennsylvania corporation ("Phillips"), and Momentum Corporation, a Delaware corporation ("Momentum").

         WHEREAS, Phillips and Momentum have entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization") which provides for this Agreement of Merger; and

         WHEREAS, the Boards of Directors and the shareholders of Phillips and Momentum have approved the merger of Momentum with and into Phillips and the consummation of the transactions contemplated hereby and by the Plan of Reorganization, upon the terms and subject to the conditions set forth herein and in the Plan of Reorganization.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and in the Plan of Reorganization, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the Plan of Reorganization, at the Effective Time (as hereinafter defined), in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), and the Delaware General Corporation Law, as amended (the "DGCL"), Momentum shall be merged with and into Phillips and the separate existence of Momentum shall thereupon cease (the "Merger"). Phillips, which shall be renamed PrimeSource Corporation, shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation" or "PrimeSource").

         SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective pursuant to Section 1928 of the PBCL as of 5:00 p.m., Pennsylvania time on the date (the "Effective Time") a copy of this Agreement and the requisite Articles of Merger pursuant to Section 1926 of the PBCL and the requisite Certificate of Merger pursuant to Section 252 of the DGCL and any other documents necessary to effect the Merger in accordance with the PBCL and DGCL are filed with the Department of State of the Commonwealth of Pennsylvania and the office of the Delaware Secretary of State. Such filings shall be made, and shall provide that the instruments filed therewith shall become effective, in accordance with this Agreement and the Plan of Reorganization.


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         SECTION 1.3      EFFECTS OF MERGER.  The Merger shall have the effects
set forth in Section 1929 of the PBCL and Section 259 of the DGCL.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         SECTION 2.1 ARTICLES OF INCORPORATION. At the Effective Time, the articles of incorporation of Phillips, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A.

         SECTION 2.2 BYLAWS. At the Effective Time, the bylaws of Phillips, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit B.

         SECTION 2.3 DIRECTORS AND OFFICERS. At and after the Effective Time, the board of directors of PrimeSource shall be comprised of the persons so designated in Exhibit C hereto and the officers of PrimeSource shall be the persons so designated in Exhibit C hereto, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws.

                                  ARTICLE III

                   CONVERSION AND EXCHANGE OF MOMENTUM SHARES

         SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Phillips or Momentum:

         (a) Each share of Momentum common stock, par value $1.00 per share, including shares subject to restricted stock awards and shares held by the Momentum Stock Ownership Plan (but excluding shares held in the Momentum treasury ("Momentum Treasury Shares")) (the "Momentum Shares"), issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, 0.71 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of PrimeSource ("PrimeSource Shares").

         (b) Each Momentum Treasury Share shall be canceled and cease to exist at and after the Effective Time and no consideration shall be delivered with respect thereto.

         SECTION 3.2      EXCHANGE OF MOMENTUM CERTIFICATES.

         (a) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented a Momentum Share (other than Momentum Treasury Shares), shall be entitled to receive in exchange therefor (or upon the provision of an appropriate affidavit of lost certificate and an indemnity bond), upon surrender thereof to an exchange agent selected by Momentum and Phillips (the "Exchange Agent"), (i) a certificate or certificates

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representing the number of whole PrimeSource Shares into which such holder's Momentum Shares were converted pursuant to Section 3.1 hereof, and (ii) the cash payment in lieu of the issuance of fractional shares as provided in Section 3.3 hereof. From and after the Effective Time, PrimeSource shall be entitled to treat each certificate formerly representing Momentum Shares (each a "Momentum Certificate"), which has not yet been surrendered for exchange, as evidencing the ownership of the number of full PrimeSource Shares into which the Momentum Shares represented by such Momentum Certificate shall have been converted pursuant to Section 3.1 hereof, notwithstanding the failure to surrender such Momentum Certificate. However, notwithstanding any other provision of this Agreement, until holders or transferees of Momentum Certificates formerly representing Momentum Shares have surrendered them for exchange as provided herein (i) no dividends or other distributions shall be paid with respect to any PrimeSource Shares represented by such Momentum Certificates and no payment for fractional shares shall be made, and (ii) without regard to when such Momentum Certificates are surrendered for exchange as provided herein, no interest shall be paid or payable on any dividends, if any, or any amount payable in respect of fractional PrimeSource Shares pursuant to Section 3.3. Upon surrender of a Momentum Certificate, which immediately prior to the Effective Time represented Momentum Shares, there shall be paid to the holder of such Momentum Certificate the amount of any dividends, if any, which theretofore became payable, but which were not paid by reason of the holder's failure to surrender such Momentum Certificate, with respect to the number of whole PrimeSource Shares represented by such Momentum Certificate (or certificates) issued upon such surrender. If any PrimeSource Certificate is to be issued in a name other than that in which the Momentum Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such PrimeSource Certificates in a name other than that of the registered holder of the Momentum Certificate surrendered, or shall establish to the satisfaction of PrimeSource that such tax has been paid or is not applicable.

         (b) As soon as practicable after the Effective Time, PrimeSource shall make available to the Exchange Agent the PrimeSource Certificates required to effect the exchange referred to in Section 3.2(a) hereof. The PrimeSource Shares into which Momentum Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each person who was a holder of record of Momentum Shares immediately prior to the Effective Time whose shares were converted into the right to receive PrimeSource Shares pursuant to Section 3.1 hereof (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Momentum Certificate shall pass, only upon actual delivery of the Momentum Certificates to the Exchange Agent and shall be in such form and have such other provisions as Momentum and Phillips may reasonably specify) and (ii) instructions for use in effecting the surrender of Momentum Certificates in exchange for PrimeSource Certificates. Upon surrender of a Momentum Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Momentum Certificate shall be entitled to receive in exchange therefor a PrimeSource Certificate representing that number of whole PrimeSource Shares into which the





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Momentum Shares represented by the Momentum Certificates surrendered shall have been converted pursuant to the provisions of Section 3.1 hereof, and any applicable cash payment required pursuant to Section 3.3 hereof, at which time the Momentum Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Momentum Shares for any PrimeSource Shares or dividends or distributions thereon, if any, delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

         SECTION 3.3 NO PRIMESOURCE FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement or the Plan of Reorganization, no certificates or scrip for fractional PrimeSource Shares shall be issued upon the surrender for exchange of Momentum Certificates pursuant to this Article III and no dividend or other distribution, stock split or interest with respect to PrimeSource Shares shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PrimeSource. In lieu of any such fractional shares, each holder of Momentum Shares who would otherwise have been entitled to a fraction of a PrimeSource Share upon surrender of Momentum Certificates for exchange pursuant to this Article III shall be entitled to receive from the Exchange Agent a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the average closing price per PrimeSource Share on the Nasdaq National Market of the National Association of Securities Dealers, Inc. during the five trading days immediately following the Effective Time.

         SECTION 3.4 NO MOMENTUM APPRAISAL RIGHTS. Pursuant to Section 262(b)(1) of the DGCL no appraisal or dissenting rights are available to holders of Momentum Shares.

         SECTION 3.5 CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Momentum (but not of PrimeSource) shall be closed and no transfer of Momentum Shares shall thereafter be made except in accordance with this Article III.


                                   ARTICLE IV

                                PHILLIPS SHARES

         SECTION 4.1 CONTINUANCE OF SHARES. Each share of Phillips common stock, par value $0.01 per share (the "Phillips Shares") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding PrimeSource Shares and any shares held in the Phillips treasury shall continue to be held in the treasury of PrimeSource after the Effective Time. No exchange of certificates representing Phillips Shares shall be required, provided that holders of Phillips Shares may, at their option, at any time, elect to exchange their Phillips certificates for new certificates bearing the name of "PrimeSource" in accordance with normal stock transfer procedures.

         SECTION 4.2 NO PHILLIPS APPRAISAL RIGHTS. Pursuant to Section 1571(b) of the PBCL, no appraisal or dissenting rights are available to holders of Phillips Shares.





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                                   ARTICLE V

                             MOMENTUM STOCK OPTIONS

         SECTION 5.1 CONVERSION OF STOCK OPTIONS. At the Effective Time, all rights with respect to Momentum Shares pursuant to stock options granted or assumed by Momentum ("Momentum Stock Options") under Momentum's 1989 Long-Term Incentive Stock Plan (the "Momentum Stock Plan"), which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become options with respect to PrimeSource Shares and PrimeSource shall assume each of the Momentum Stock Options, on the terms and subject to the conditions set forth in the Momentum Stock Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Momentum Stock Option will be exercisable for a number of whole PrimeSource Shares (the "Aggregate Number") equal to: (x) the number of Momentum Shares remaining subject to the Momentum Stock Option immediately prior to the Effective Time, and (y) multiplied by the Exchange Ratio; (ii) the exercise price per share for the number of PrimeSource Shares determined in clause (i) shall be a price per share equal to (x) the aggregate exercise price for the Momentum Shares otherwise purchasable pursuant to such Momentum Stock Option divided by (y) the Aggregate number; and (iii) PrimeSource and its Compensation Committee shall be substituted for Momentum and the Momentum Compensation Committee in administering the Momentum Stock Plan. No additional Momentum Stock Options shall be hereafter granted by Momentum under the Momentum Stock Plan. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "Modification" as defined in Section 424(h) of the Internal Revenue Code as to any stock option which is an "incentive stock option." The PrimeSource Board of Directors shall take such action as may be required under the Momentum Stock Plan to effectuate the foregoing.

         SECTION 5.2 ASSUMPTION OF STOCK PLAN. At the Effective Time, the Momentum Stock Option Plan shall be automatically and without further action assumed by PrimeSource (and thereupon become a stock option plan of PrimeSource) as follows: (i) each option or right granted under the Momentum Stock Plan from and after the Effective Time shall be solely for or in respect of PrimeSource Shares, notwithstanding any contrary provisions of the Momentum Stock Plan, (ii) PrimeSource and its Compensation Committee shall be substituted for Momentum and the Momentum Compensation Committee, and (iii) references to Momentum shall be deemed to be references to PrimeSource, references to Momentum's Bylaws shall be deemed to be references to the PrimeSource Bylaws, and any similar references shall be appropriately conformed.

                                   ARTICLE VI

                                 MISCELLANEOUS

         SECTION 6.1 TERMINATION. Prior to the Effective Time, this Agreement shall terminate in the event of and upon the termination of the Plan of Reorganization.





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         SECTION 6.2      AMENDMENT.  This Agreement may be amended by the
parties hereto, at any time before or after approval hereof by the shareholders of Momentum or Phillips, provided that after any such approval, no amendment shall be made which (a) changes the Exchange Ratio, (b) in any way materially adversely affects the rights of holders of Phillips Shares or (c) changes any of the principal terms of this Agreement or the Plan of Reorganization, in each case, without the further approval of such shareholders and provided further that all of the requirements of Section 252(d) of the DGCL and Section 1922(b) of the PBCL are met. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 6.3 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or by hand delivery or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

         If to Momentum, to:

                 Momentum Corporation
                 Koll Center Bellevue - Suite 1900
                 500 - 108th Ave. N.E.
                 Bellevue, WA  98004
                 Telecopy No.: (206) 646-6574
                 Attention:  John H. Goddard

                 with a copy to:


                 Preston Gates & Ellis
                 5000 Columbia Center
                 701 Fifth Avenue
                 Seattle, WA  98104-7078
                 Telecopy No.: (206) 623-7022
                 Attention:       Richard B. Dodd, Esq.

                 If to Phillips, to:

                 Phillips & Jacobs, Incorporated
                 Suite 222 Fairway Corporate Center
                 4350 Haddonfield Road
                 Pennsauken, New Jersey  08109
                 Telecopy No. (609)  486-2998
                 Attention:       James F. Mullan
                                  Chief Executive Officer and President





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                 with a copy to:

                 Stradley, Ronon, Stevens & Young
                 2600 One Commerce Square
                 Philadelphia, PA  19103-7098
                 Telecopy No.: (215) 564-8120
                 Attention:       David E. Beavers, Esq.

         SECTION 6.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 6.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein), (a) together with the Plan of Reorganization, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania (without giving effect to the provisions thereof relating to conflicts of law).

         SECTION 6.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 6.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 6.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.





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         IN WITNESS WHEREOF, Phillips and Momentum have each caused this
Agreement of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                PHILLIPS & JACOBS, INCORPORATED


                                                 By      /s/  James F. Mullan
                                                   ----------------------------
                                                 Name:   James F. Mullan
                                                      -------------------------
                                                 Title:  President and
                                                       ------------------------
                                                         Chief Executive Officer
                                                       ------------------------


                                                 By      /s/  William A. DeMarco
                                                   ----------------------------
                                                 Name:   William A. DeMarco
                                                      -------------------------
                                                 Title:  Secretary


                                                 MOMENTUM CORPORATION


                                                 By      /s/ John H. Goddard
                                                   ----------------------------
                                                 Name:   John H. Goddard
                                                 Title:  President and Chief
                                                          Executive Officer



                                                 By      /s/  Barry C. Maulding
                                                   ----------------------------
                                                 Name:   Barry C. Maulding
                                                 Title:  Secretary





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